POWER OF ATTORNEY

The undersigned Trustee of RBC Funds Trust, an open-end management investment company (the “Trust”), does hereby constitute and appoint David Eikenberg, Kathleen Hegna, Christina Weber, Tara Tilbury and Patrick Engel and each of them individually, my true and lawful attorneys and agents to take any and all action and execute any and all instruments which said attorneys and agents may deem necessary or advisable to enable the Trust to comply with:

(i)  The Securities Act of 1933, as amended, and any rules, regulations, orders or other requirements of the Securities and Exchange Commission thereunder, in connection with the registration under such Securities Act of 1933, as amended, of shares of the Trust to be offered by the Trust;

(ii)  the Investment Company Act of 1940, as amended, and any rules, regulations, orders or other requirements of the Securities and Exchange Commission thereunder, in connection with the registration of the Trust under the Investment Company Act of 1940, as amended; and

(iii)  state securities and tax laws and any rules, regulations, orders or other requirements of state securities and tax commissions, in connection with the registration under state securities laws of the Trust and with the registration under state securities laws of shares of the Trust to be offered by the Trust;

including specifically but without limitation of the foregoing, power and authority to sign the name of the Trust on its behalf and to affix its seal, and to sign my name on my behalf as Trustee to any amendment or supplement (including post-effective amendments) to the registration statement or statements, and to execute any instruments or documents filed or to be filed as a part of or in connection with compliance with federal or state securities or tax laws; and the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof.

Dated: January 12, 2026

/s/ Dexter V. Perry
Dexter V. Perry
Trustee